Exhibit 10.3

RESTRICTED STOCK AGREEMENT

This Agreement (the “Agreement”) is made as of the 30th day of September, 2008 (“Date of Award”), between Medarex, Inc., a New Jersey corporation (the “Company”), and Howard H. Pien (the “Grantee”).  In consideration of the agreements set forth below, the Company and the Grantee agree as follows:

1.             Grant.  The following restricted stock award (the “Award”) of shares of the Company’s common stock, $.01 par value per share (“Common Stock”), is hereby granted by the Company to the Grantee subject to (i) the terms and conditions hereof, (ii) the provisions of the Medarex, Inc. 2005 Equity Incentive Plan, as amended (the “Plan”), a copy of which is attached hereto as Exhibit A and the terms of which are incorporated by reference herein, (iii) the terms and conditions of the Grantee’s employment agreement with the Company dated May 16, 2007 (the “Employment Agreement”), and (iv) the receipt by the Company of a stock power endorsed in blank by the Grantee, in the form attached hereto as Exhibit B:

50,000 shares (the “Award Shares”).

The term “Change in Control” as used herein shall have the meaning set forth in the Employment Agreement and not in the Plan.  All capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Plan.  In the event of any conflict between the provisions of this Agreement, the Employment Agreement and those of the Plan, the provisions of the Plan shall control.

2.             Transfer Restrictions.  None of the Award Shares shall be sold, assigned, pledged or otherwise transferred, voluntarily or involuntarily, by the Grantee, except in accordance with the terms of this Agreement and the Plan.

3.             Release of Restrictions.

(a)           The restrictions set forth in Section 2 above shall lapse as follows, provided that the Grantee remains employed by the Company from the Date of Award  through the applicable date:

The Award Shares shall vest on June 14, 2012; provided, however, that if the price of the Common Stock equals or exceeds $26 per share for the 20 consecutive trading days immediately preceding June 14, 2011, then any Award Shares not yet vested will vest on June 14, 2011.

(b)           In the event of a Change in Control, any restrictions on the Award Shares shall immediately lapse upon the effective date of the Change in Control.

(c)           In the event the Grantee’s employment with the Company is terminated prior to the date the restrictions lapse, as provided in Section 3(a), due to the Grantee’s retirement, permanent disability, or death, or in cases of special circumstances, the

Committee may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to the Grantee’s Award Shares.

4.             Forfeiture.  Except as set forth in Section 3 above, in the event the Grantee’s employment with the Company is terminated for any reason prior to the date the restrictions lapse as provided in Section 3 above, the Award Shares for which restrictions have not lapsed shall be forfeited to the Company.

5.             Tender Offer/Merger; Adjustment of Shares.  Notwithstanding anything contained herein to the contrary:

(a)           Award Shares (i) may be tendered in response to a tender offer for or a request or invitation to tenders of greater than 50% of the outstanding Common Stock of the Company or (ii) may be surrendered in a merger, consolidation or share exchange involving the Company; provided, however, that in each case, in the event such tender offer, request for tender, merger, consolidation or share exchange does not result in a Change in Control, the securities or other consideration received in exchange therefore shall thereafter be subject to the restrictions and conditions set forth herein.

(b)           In the event of any change in the outstanding Common Stock resulting from a subdivision or consolidation of shares, whether through reorganization, recapitalization, share split, reverse share split, share distribution or combination of shares or the payment of a share dividend, the Award Shares shall be treated in the same manner in any such transaction as other Common Stock.  Any Common Stock or other securities received by the Grantee with respect to the Award Shares in any such transaction shall be subject to the restrictions and conditions set forth herein.

6.             Rights as Stockholder.  The Grantee shall be entitled to all of the rights of a stockholder with respect to the Award Shares held in escrow including the right to vote such shares and to receive dividends and other distributions payable with respect to such shares since the Date of Award, even if some or all of such Award Shares have not yet vested and been released from the restrictions set forth in Section 2 above.

7.             Escrow of Share Certificates.  Certificates for the Award Shares shall be issued in the Grantee’s name and shall be held in escrow by the Company until all restrictions lapse or such shares are forfeited as provided herein; provided, however, that the terms of such escrow shall make allowance for the transactions contemplated by Section 5 above.  A certificate or certificates representing the Award Shares as to which restrictions have lapsed shall be delivered to the Grantee upon such lapse, provided that any withholding obligations of the Company are satisfied pursuant to Section 9 below.

8.             Government Regulations.  Notwithstanding anything contained herein to the contrary, the Company’s obligation to issue or deliver certificates evidencing the Award Shares shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

9.             Withholding Taxes.  The Company shall have the right to require the Grantee to remit to the Company, or to withhold from other amounts payable to the Grantee, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements which may arise in connection with this Award.

10.           Tax Consequences.   The acquisition and vesting of the Award Shares may have adverse tax consequences to the Grantee that may be avoided or mitigated by filing an election under Section 83(b) of the Code.  Such election must be filed within thirty (30) days after the date this Award is granted.  The Grantee hereby acknowledges that it is his responsibility, and not the Company’s, to file a timely election under Section 83(b) of the Code, even if the Grantee requests the Company to make such filing on his behalf.

11.           Award not a Service Contract.  This Award is not an employment or service contract, and nothing in this Award shall be deemed to create in any way whatsoever any obligation on the Grantee’s part to continue in the employ of or service to the Company, or on the part of the Company to continue the Grantee’s employment or service.

12.           Governing Law.  This Agreement shall be construed under the laws of the State of New Jersey, without regard to its conflicts of laws principles.

IN WITNESS WHEREOF, the Company has caused this Award to be granted on the date first above written.

Medarex, Inc.

	By:	/s/ Christian S. Schade
Christian S. Schade,
Senior Vice President and
Chief Financial Officer
Accepted:

/s/ Howard H. Pien
Howard H. Pien – Grantee